Exhibit 99.3

Hampton Roads Bankshares and

Bank of Hampton Roads

Summary of Executive Savings Plan

Objective:	The purpose of this program is to provide those employees at the Vice President Officer level and above or other career oriented individuals selected by the Bank’s Chief Executive Officer the opportunity to fund their retirement at the same percentage levels as other employees, while promoting and rewarding loyalty to the company.

Plan Features:

1.	The employee decides whether he will participate in the Executive Savings Plan in lieu of receiving a raise in which would otherwise be effective January 1, 2003.

2.	If the employee opts to participate, the employee contributes to the Plan 5% to 10% of his 2002 annual compensation. (This is a one time contribution to be made by January 30, 2003.)

The contribution can be paid by the employee:

•	in cash, or

•	from Bank of Hampton Roads loan proceeds

3.	Bank of Hampton Roads deposits the contribution amount into an earmarked savings fund for the individual.

4.	The contribution earns interest at Bank of Hampton Roads’ highest earning certificate of deposit offered to its customers.

5.	Beginning January 1, 2004, Bank credits a matching account for the employee, an amount equal to employee’s one time contribution. Bank match is made each year, if the Bank is profitable, until employee terminates employment for any reason. Bank matching dollars and employee’s one time contribution cannot be withdrawn prior to the vesting date and/or as a result of termination of employment.

•	In the event of retirement, employee may withdraw 100% of Vested balance or a Bank purchased annuity.

•	In the event of termination by Bank, employee may withdraw 100% of balance, whether vested or not.

•	In the event of termination by employee, employee gets 100% of vested balance. If employee is not vested, employee gets initial contribution without interest.

•	In the event of death, employee’s beneficiary gets 100% of the balance of account, whether vested or not.

•	In the event of acquisition or merger where:

(a)	employee terminates but has the option to remain with the surviving entity, employee gets 100% of vested balance.

(b)	employee remains with surviving entity for 18 months and then leaves, employee gets 5 times initial contribution plus the balance in the account at day of termination.

(c)	employee is terminated by the surviving entity, employee gets 5 times the initial contribution plus the balance in the account and a severance allowance of at least six (6) months salary or gets the plan offered by the surviving entity, whichever is greater.

6.	Each employee will be fully vested on January 1, 2008.

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